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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              INITIAL SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                      STATE FINANCIAL SERVICES CORPORATION
         -----------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                ----------------------------------------------
                         (Title of Class of Securities)

                                  856855 10 1
                ----------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                      (Continued on the following page(s))
                                Page 1 of 4 Pages





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CUSIP NO. 856855 10 1              13G                        PAGE 2 OF 4 PAGES
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1)  Name of Reporting Person and S.S. or I.R.S. Identification No. of Above
    Person

          STATE FINANCIAL SERVICES CORPORATION
          EMPLOYEE STOCK OWNERSHIP PLAN             39-1489983 / PN 003

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2)  Check the Appropriate Box if a Member of a Group
                                                              (a)      [   ]
                                                              (b)      [   ]

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3)  SEC Use Only


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4)  Citizenship or Place of Organization:

          State Financial Services Corporation - Hales Corners, Wisconsin, USA

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Number of Shares            5)  Sole Voting Power                 92,462
                                -----------------                -------
Beneficially                6)  Shared Voting Power              179,444
                                -------------------              -------
Owned by Each               7)  Sole Dispositive Power            92,462
                                ----------------------           -------
Reporting Person With:      8)  Shared Dispositive Power             -0-
                                ------------------------         -------

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

          179,444

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
    [   ]

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11) Percent of Class Represented by Amount in Row 9

          5.6%

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12) Type of Reporting Person (See Instructions)

    State Financial Services Corporation
    Employee Stock Ownership Plan                                        (EP)
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CUSIP NO. 856855 10 1               13G                       PAGE 3 OF 4 PAGES
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ITEM 1(A).  NAME OF ISSUER:
            State Financial Services Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            10708 W. Janesville Road
            Hales Corners, WI 53130

ITEM 2(A).  NAME OF PERSON FILING:
            State Financial Services Corporation
            Employee Stock Ownership Plan

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE:
            10708 W. Janesville Road
            Hales Corners, WI 53130

ITEM 2(C).  CITIZENSHIP:
            State Financial Services Corporation - Hales Corners,
            Wisconsin, USA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock

ITEM 2(E).  CUSIP NUMBER:
            856855 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
            (f)[X] Employee Benefit Plan, Pension Fund which is
                   subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)


ITEM 4.     OWNERSHIP:
            (a)   Amount Beneficially Owned:                                                     179,444
            (b)   Percent of Class                                                                  5.6%
            (c)   Number of shares as to which such person has:
                  (I)    Sole power to vote or to direct the vote                                 92,462
                                                                                                --------
                  (ii)   Shared power to vote or to direct the vote                              179,444
                                                                                                 -------
                  (iii)  Sole power to dispose or to direct the disposition of                    92,462
                                                                                                --------
                  (iv)   Shared power to dispose or to direct the disposition of                --------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            Not applicable

CUSIP NO. 856855 10 1              13G                         PAGE 4 OF 4 PAGES
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         Not applicable

ITEM 10. CERTIFICATION:
         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issue of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STATE FINANCIAL SERVICES CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN



 February 9, 1998
-------------------------
Date


 /s/ Michael A. Reindl
-------------------------
Signature


Michael A. Reindl, Senior Vice President, Controller and Chief Financial Officer STATE FINANCIAL SERVICES CORPORATION